SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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[  ]  Soliciting Material Under Rule 14a-12

                         JORDAN AMERICAN HOLDINGS, INC.
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                (Name of Registrant as Specified In Its Charter)

                               WALLACE NEAL JORDAN
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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


                                    Exhibit 1

                                                              September 15, 2001


         Re: Jordan American Holdings, Inc. ("Jordan American")


Dear Shareholder:

         My name is Wallace Neal Jordan. As you probably know by now, I have proposed a new slate of directors to replace the existing directors of Jordan American at its upcoming annual meeting. For your convenience and information, I have enclosed a CD which contains a brief message regarding the importance of this upcoming meeting and summarizes my reasons for opposing management. In addition, I have enclosed a news article relating to the proxy contest that was published in Barron's Magazine on July 2, 2001.

         In the very near future, I will be mailing a proxy statement to all shareholders who owned Common Stock on August 6, 2001, the record date for that meeting. Please read my proxy statement carefully because it will contain important information about the annual meeting and will outline the reasons why I have grave concerns about the direction in which existing management is leading Jordan American. In addition, a copy of the proxy statement, when it is available, may be obtained free of charge from my attorneys, by sending a written request to Kent, Beatty & Gordon, LLP, 425 Park Avenue, New York, New York, 10022-3598, attention: Harry C. Beatty, Esq. The proxy statement and any other relevant documents also will be available free of charge at the Commission's web site at www.sec.gov/edgar.shtml.

         If you have any questions, please feel free to call me at (978) 887-0265. Thank you for your support.




                                Faithfully yours,

                                /s/ W. Neal Jordan

                                 W. Neal Jordan

                                    Exhibit 2
                                Barron's Article

Jordan American Holdings (JAHI)

Jordan American Holdings' former chairman and CEO W. Neal Jordan wants to replace the company's management and will nominate a slate of directors for the company. Jordan, who believes the company must cut overhead and expenses and return to the historic base of its operations, holds 4,808,983 shares (41.2% of the total outstanding).

                                    Exhibit 3
                           Transcript of Taped Message

Hello. My name is Neal Jordan. I'm sending you this tape because you're a shareholder of Jordan American Holdings, Inc.

Jordan American obviously is named after me. I founded Equity Assets Management, which is the core businesses of Jordan American Holdings. Equity Assets Management being the stock market investment management company, and I've been the largest stockholder of the Company since 1991. I recently purchased an additional 796,000 shares of the Company's stock bringing my ownership to 4,836,483 shares of the common stock. My family and I obviously have a great deal at stake here. I've been President of Equity Assets Management and the Chief Investment Officer as well as the Chairman of the Board of the Company until June of this year.

In less than two weeks you'll be making a critical decision effecting your investment in our Company and establishing the future direction of the company. The Annual Meeting of the Company is set for September 25th, and I need your help to protect the Company and our common interest as shareholders.

You'll soon receive a proxy statement from me asking you for your support. Please don't do what people typically do when they receive a proxy statement which is throw it in the waste can and ignore it. It's much too important at this time because there is a proxy battle being waged. It's important that you read it because it contains important information regarding the upcoming meeting. You can also obtain the proxy statement for free at the SEC's web site located as www.sec.gov or by calling me, and my phone number is area code (978) 887-0265.

The reason your vote is so important, is that the annual meeting was supposed to be held last May, but was canceled for lack of a quorum, which meant that there weren't enough shares voted - over fifty-one of the votes were not received. When you read my proxy statement, you'll learn why the meeting was canceled.

Briefly, two of the directors of the Company, Charles Clark and A.J. Elko, managed to cause votes that already had been cast to be revoked, precisely to defeat a quorum so that the meeting could be canceled.

Clark and Elko, who together own less than 1% of our Company's stock, then sought to remove me from all my positions of influence in the Company. Since then, and at a time when there was only approximately 11.1 million shares of common stock outstanding (including my recent purchases), they have issued 3.1 million shares of voting stock, on terms that I'm sure you'll agree aren't in the best interests of the Company, to a Foundation, after Clark and Elko had appointed a representative of the foundation as a director. What that essentially means is that your and my interest in the company, and your and my vote at the up-coming meeting, has been diluted, or watered down - our equity interest in the Company has been diluted by 3.1 million shares.

I've been doing everything I can to protect integrity of the vote of all shareholders. I filed a lawsuit to prevent additional voting shares from being issued. But when management did that anyway, I then moved to enjoin counting those additional shares. But I can't succeed alone. I need your help.

We need a quorum at this meeting. Please sign, date and return the blue proxy card I send to you to make sure that there are enough votes.

It's important that you read the proxy statement that I'll send you with the proxy card. It explains what Clark and Elko, with the people they've appointed, have been doing. It also explains where I want the company to go, and where Clark and Elko are trying to take it. As I discuss in detail in the proxy statement, I firmly believe that it is essential that the Company cut expenses and overhead in order to improve shareholder value. And, given the Company's recent performance, I think all stockholders would agree that it is time to start cutting these expenses and returning the Company to its historic base of profitability.

The Company also will send you a proxy statement. If you read it, it tells Clark's and Elko's story. It makes some pretty outrageous statements about me, things I'm sure you'll find hard to believe. And that's good, because their statements are misleading and full of untruths and nonsense. They would have you believe that the person with the most at stake, the largest shareholder of the Company, would be interested in trying to do something that would have a negative influence on the Company. And that obviously makes no sense at all.

Please read my proxy statement. Look at my slate of nominees for Director of the company. It includes Herald Stout, a former director who resigned the day before Clark and Elko canceled the Annual Meeting last May, and who has agreed to serve again on my board. Look at Clark and Elko's slate. It includes the representative of the foundation that was just issued 3.1 million shares diluting our vote, as well as another individual who canceled his previously cast vote to help cancel the meeting last May.

Read the competing proxy statements and then decide for yourself. I intend to get the Company back on the track of profitability. I believe that I can do that, and I ask you to agree with me, and sign, date and return the blue proxy card in the envelope included in my proxy statement, and don't return the white one sent to you by the Company.

As a shareholder of the Company, I would love to speak with you. If you have any questions or if you just want to talk and get my views, please call me at 978-887-0265. Call me if you don't receive my proxy statement, or if you want another copy. But whatever you do, please vote the blue proxy card.

Thank you very much for your time.